EXHIBIT 5.1 Opinion of Jones, Walker, Waechter, Poitevent, Carrere, & Denegre, LLP April 3, 2012
Board of Directors
First M&F Corporation
134 West Washington Street
Kosciusko, Mississippi 39090

Gentlemen:

We have acted as counsel for First M&F Corporation, a Mississippi corporation (the "Company") in connection with the filing of its Registration Statement on Form S-3 filed with the United States Securities and Exchange Commission on or about the date hereof (the "Registration Statement") for the registration by the Company under the Securities Act of 1933 (the “Act”): (a) a warrant dated February 27, 2009 (the “Warrant”) to purchase common stock, par value $5.00 per share, of the Company (the “Common Stock”); (b) the 513,113 shares (as such amount may be adjusted from time to time pursuant to the terms of the Warrant) of Common Stock for which the Warrant may be exercised (the “Warrant Shares”); and (c) up to 37,800,000 additional shares of the Company’s Common Stock (together with the Warrant and the Warrant Shares, the “Securities”).

The Warrant and the Warrant Shares are being registered on behalf of the selling securityholder named in the Registration Statement. The 37,800,000 additional shares of Common Stock are to be issued in connection with a public offering of the Common Stock on a delayed or continuous basis in accordance with the Prospectus contained in the Registration Statement.

We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of the Company relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that:

(1) Upon exercise in accordance with the terms of the Warrant, the Warrant Shares to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable.

(2) The Warrant has been duly authorized, and, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) The 37,800,000 shares of Common Stock, par value $5.00 per share, of the Company when issued and sold as described in the Registration Statement will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

The law covered by the opinions expressed herein is limited to the law of the United States of America and of the States of Mississippi and New York. We have expressed no opinions as to the law of any state other than the States of Mississippi and New York. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Sincerely,
/s/ Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, LLP

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